Exhibit 99.2

Loews Corporation First Quarter 2025 Earnings Remarks

Ben Tisch, President & CEO:
Loews reported $370 million of net income in the first quarter versus $457 million in the same quarter a year ago. While a headline net income reduction of almost 20% doesn’t feel great, it’s my belief that the goings-on underneath the surface continue to represent strong growth, robust underlying fundamentals, and a tremendous opportunity set within each of our three core business units. The single biggest driver impacting the year-over-year decline in net income was a $63 million P&C reserve charge incurred at CNA. With your indulgence, I’d like to spend a few minutes talking about this charge and our philosophical approach to reserving more broadly.
P&C insurance accounting can best be described as a self-graded exam. In a given accident year, only 15% to 20% of the total claims that will eventually be incurred are settled and paid out in that year. In many classes of business, we won’t even know exactly how many claims will eventually come through for three to five years, and in some classes of business it’s even longer than that. Therefore, the insurance industry is unique in that a company doesn’t know its cost of goods sold until many years after the books are closed.
Each quarter our actuaries are tasked with two enormous challenges. First, based on the business written in the quarter, they must estimate to the second decimal place what percentage of premiums will eventually be paid out as losses: the loss pick. Second, our actuaries re-evaluate all the previous accident years’ loss picks taking into account actual cost settlement values and new claims in the door. If, in total, the actuaries turned out to have overestimated our prior year(s) loss pick (i.e., we hold too many reserves), this triggers a reserve release or an addition to earnings. If, on the other hand, the loss picks proved too optimistic (low) an increase in aggregate reserves is required, which results in a reserve strengthening or a reduction in earnings.
As a general rule, I prefer conservative (i.e., pessimistic) actuaries. While a conservative loss pick can cost you some growth in a competitive market (you price the business too high to win), an aggressive loss pick, where you don’t recognize your mistake for a number of years, can destroy your balance sheet. History is littered with defunct insurance companies that surely didn’t think they were writing unprofitable business when, in fact, they were busy selling it.
The first quarter was one of a small handful of times over the past 20 years that, in aggregate, our accident year loss picks didn’t prove conservative enough. As a result, we recorded a $63 million pretax development charge largely related to accident year 2024’s commercial auto line of business. This charge reflects higher bodily injury loss cost inflation, driven by escalating litigation expenses. While commercial auto may be the poster child for the costs of social inflation on the insurance industry, it’s important to highlight that its insidious impacts are felt broadly throughout our casualty portfolio. Our loss cost trends have increased just about every year for the past seven years, largely on the back of ever-increasing settlement values and jury awards. With our conservative reserving practices, we heretofore were able to absorb these costs within our accident year loss pick. However, with this latest lurch forward in loss cost trends, our actuaries felt it prudent to boost our prior year’s loss pick beyond management’s previous best estimate . . . and thus the charge.
Over the past decade, commercial auto and general liability loss costs have increased at more than five times the rate of inflation. While the industry was perhaps slow to react, the current pricing environment remains quite rational and casualty class prices are broadly increasing by double digits. This trend will likely continue so long as the inflationary cost pressures brought on by legal system abuse remain. While some states have taken steps to contain the most egregious forms of tort malfeasance, more extensive and serious reforms will be needed in order to slow the current pace of social inflation. In absence of those reforms, premiums will continue to rise, as the industry simply can’t afford not to pass these costs through. If past is prologue, the media and the consumer will rebuke the industry when, in reality, they should be directing their ire towards their local trial attorney.
We remain confident that CNA will be able to continue its trajectory of profitable growth, notwithstanding the challenging tort environment. Doug Worman and the management team at CNA are hyper-focused on emerging loss cost trends and have a tendency to recognize bad news early. This enables CNA to quickly adjust its underwriting strategy in challenging lines of business, thereby preserving the strength of our balance sheet.
During the first quarter, the company reported catastrophe losses associated with the California wildfires that were significantly lower than its competitors ($53 million or 2.1 points), which is a testament to the management teams’ unwavering underwriting discipline.
On the subject of growth, Boardwalk and Loews Hotels also remain bright spots. Boardwalk has been performing particularly well over the past couple of years due to surging natural gas demand for both power and industrial use. In particular, gas demand for electricity has risen substantially after years of little growth due to an increase in domestic manufacturing and a surge in data center construction. Now, for the first time in many years, Boardwalk is evaluating a number of large scale growth projects. At the end of last year, the company made final investment decisions on two such projects, both of which are underpinned by long-term contracts with utility customers. The company is also evaluating several other large organic growth opportunities. With Boardwalk’s strong cash flow profile, we expect that they will be able to self-finance these investments.
In 2025, Loews Hotels opened three new properties adjacent to the new Universal Epic Universe theme park in Orlando. These new properties added 2,000 rooms to the company’s Orlando presence. Loews Hotels now manages and owns a 50% interest in 11 properties in Orlando, with a combined total of 11,000 rooms. While still in the early innings, we are very optimistic about how the addition of the Epic Universe theme park will enhance the overall performance of the Loews Hotels at Universal Orlando.
Not surprisingly, the final topic I would like to discuss is share repurchases. As I stated last quarter, my primary job is to increase the intrinsic value of Loews per share. Repurchasing shares when they are trading well below intrinsic value is a tremendous risk-adjusted and absolute way of achieving this goal. Shrinking the denominator at prices well below intrinsic value is especially accretive when the enterprise, or the sum-of-our-parts, is growing. That is just the situation we found ourselves in in the first quarter. As a result, we repurchased 5.1 million shares for $429 million in the first four months of this year, which represents approximately 2% of our shares outstanding. As a reminder, since the beginning of 2020, we have repurchased 82.6 million shares, or 28% of our shares outstanding.
Jane Wang, CFO:
For the first quarter of 2025, Loews reported net income of $370 million or $1.74 per share, compared with net income of $457 million or $2.05 per share in last year’s first quarter. The year-over-year decline was driven by lower income from CNA, Loews Hotels, and parent company investments, partially offset by higher earnings from Boardwalk Pipelines.
Book value per share increased from $79.49 at the end of 2024 to $81.73 at the end of the first quarter of 2025, and book value per share excluding AOCI increased from $88.18 at the end of 2024 to $89.74 at the end of the first quarter of 2025.
CNA contributed net income of $252 million to Loews in the first quarter of 2025 compared with $310 million in the first quarter of 2024. The year-over-year decline was primarily driven by lower P&C underwriting income mainly due to commercial auto, which impacted prior period development as well as the underlying loss ratio. CNA’s combined ratio increased by 3.8 points to 98.4% in the first quarter of 2025 versus 94.6% in the first quarter of last year. Unfavorable prior period development accounted for 2.7 points of that variance, primarily driven by the continuation of elevated loss cost trends in commercial auto for accident year 2024. CNA’s underlying combined ratio increased by 1.1 points to 92.1%, also primarily driven by elevated loss cost trends in commercial auto. The catastrophe loss ratio was flat year-over-year at 3.8 points, despite including 2.1 points for losses related to the California wildfires in 2025’s first quarter.
Net written premium growth was strong in the first quarter of 2025, increasing by 9% year-over-year, driven by four points of rate, two points of exposure growth, a 7% increase in new business and strong retention at 86%. Written premium growth was particularly strong in the commercial segment, which experienced a 12% increase due to six points of rate and four points of exposure growth, as well as strong new business and retention.
CNA’s net investment income declined slightly compared to the prior period as improved fixed income results were more than offset by weakness in the equity markets. Fixed income results benefited from an approximately 0.1-point increase in pre-tax yields to 4.8%. The company’s LP and common stock portfolio produced a return of 2.0% vs. 2.9% in the first quarter of 2024. Investment losses were lower year-over-year due to lower losses from fixed income sales.
Please refer to CNA’s Investor Relations website for more details on their results.
Turning to our natural gas pipeline business—Boardwalk continues to reap the benefits of strong gas demand growth. EBITDA increased by $39 million to $346 million in the first quarter of 2025 compared to $307 million in the first quarter of 2024. The increase was driven by higher re-contracting rates, growth projects and incremental storage revenues. From a net income perspective, Boardwalk contributed $152 million of income to Loews in 2025’s first quarter, which represents an increase of $31 million from $121 million of net income in the first quarter of 2024.
Loews Hotels reported Adjusted EBITDA of $81 million in the first quarter of 2025, which was essentially unchanged year-over-year. The hotel company benefited from higher earnings from the Loews Arlington, which was open for the full quarter and has ramped up operations. That increase was offset by lower earnings from the Orlando properties as a result of lower occupancy and average daily rates due in part to ongoing renovations.
The hotel company reported zero income in the first quarter of 2025 versus $16 million of income in the prior year’s first quarter. Net income declined while Adjusted EBITDA remained flat primarily due to an impairment charge on a joint-venture hotel property and higher interest expense. Interest expense was impacted by a full quarter of interest at Loews Arlington, lower capitalized interest on projects under development, and higher interest rates on debt refinanced in 2024.
Finally, at the parent company, Loews recorded zero investment income in the first quarter of 2025, compared to $43 million in last year’s first quarter. The decline was driven by negative returns on our common stock portfolio.
From a cash flow perspective, Loews received $611 million in dividends from CNA and $75 million of distributions from Boardwalk in the first quarter of 2025. Since the end of 2024, we repurchased 5.1 million shares of our common stock at a cost of approximately $429 million, which represents an average price of $83.78 per share. Loews ended 2025’s first quarter with $3.5 billion in cash and short-term investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 5 & 6 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended March 31,
	2025	2024

Loss ratio	67.8%	64.1%
Expense ratio	30.2	30.1
Dividend ratio	0.4	0.4
Combined ratio	98.4%	94.6%
Less: Effect of catastrophe impacts	3.8	3.8
Less: Effect of development-related items	2.5	(0.2)
Underlying combined ratio	92.1%	91.0%
Underlying loss ratio	61.5%	60.5%

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended March 31,
(In millions)	2025	2024
Boardwalk net income attributable to Loews Corporation	$152	$121
Interest, net	38	39
Income tax expense	50	41
Depreciation and amortization	106	106
EBITDA	$346	$307

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2025	2024
Loews Hotels & Co net income attributable to Loews Corporation	$—	$16
Interest, net	13	5
Income tax expense	4	12
Depreciation and amortization	24	21
EBITDA	41	54
Noncontrolling interest share of EBITDA adjustments	(1)	(2)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(6)	(27)
Pro rata Adjusted EBITDA of equity method investments	46	56
Consolidation adjustments	1	(1)
Adjusted EBITDA	$81	$80

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended March 31,
(In millions)	2025	2024
Loews Hotels & Co’s equity method income	$6	$27
Pro rata share of equity method investments:
Interest, net	10	10
Income tax expense
Depreciation and amortization	13	12
Asset impairments	9
Distributions in excess of basis	9	7
Consolidation adjustments	(1)
Pro rata Adjusted EBITDA of equity method investments	$46	$56